EXHIBIT 10vii

HNI Corporation 408 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax  563 272 7217, www.hnicorp.com

CONFIDENTIAL

[Date           ]

«Title» «First» «Last»
«Title1»
«Company»
«Address_1»
«City», «State»  «Zip_Code»

Re:	HNI Corporation 2007 Stock-Based Compensation Plan Stock Option Award Agreement

Dear «First»:

Congratulations on your selection as a Participant who will receive an option grant under the HNI Corporation 2007 Stock-Based Compensation Plan (the “Plan”).  This Award Agreement (this “Agreement”) provides a brief summary of your rights under the Plan.  Capitalized terms found but not defined in this Agreement are defined in the Plan.

The Plan provides complete details of all of your rights under the Plan and this Agreement, as well as all of the conditions and limitations affecting your rights.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan's terms shall completely supersede and replace the conflicting terms of this Agreement.

The option granted to you under this Agreement is a non-statutory stock option.

Overview of Your Stock Option
1.	Number of Shares Granted under this Option:
2.	Date of Grant:
3.	Exercise Price:
4.	Vesting of Options: Subject to the terms of Section 8 below, 100% or any portion of the Shares covered by this option my be purchased on or after «Vesting_Date».
5.
Method of Exercise and Payment:  Participant may exercise this option by completing the Form of Exercise of Stock Option, attached as Exhibit A, selecting the exercise method, and returning the form to the Corporation.

6.	Expiration Date of Option:

«Date»

7.	Non-Transferability of Options:
(a)
As explained in the next paragraph, during your lifetime the options shall be exercised only by you.  No assignment or transfer of options, whether voluntary or involuntary, by operation of law or otherwise, can be made except by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Corporation.

(b)
Notwithstanding the preceding paragraph, you may transfer your option rights to one or more family member (as such term in used in the Plan) or to one or more trusts established solely for the benefit of one or more family member or to one or more partnerships in which the only partners are family members; provided, however, that (i) no such transfer shall be effective unless you deliver reasonable prior notice thereof to the Corporation and such transfer is thereafter effected subject to the specific authorization of, and in accordance with any terms and conditions that shall have been made applicable thereto by, the Committee or the Board, (ii) any such transferee shall be subject to the same terms and conditions hereunder as you are and (iii) such transfer can not be made for value.

8.	Termination of Employment:
(a)
By Death or Disability:  Shares which are vested as of the date of death or disability (as such term is used in the Plan) may be purchased until the earlier of:  (i) the expiration date of this option; or (ii) the second anniversary of the date of death or disability.  Shares which are not vested as of the date of death or disability shall become immediately vested 100 percent, provided you are employed by the Corporation on the date of death or disability.

(b)
By Retirement:  Shares which are vested as of the date of retirement at 65 or after age 55 with ten (10) years of service may be purchased until the earlier of:  (i) the expiration date of this option; or (ii) the third anniversary date of such retirement.  Shares which are not vested as of the date of retirement at age 65 or after age 55 with ten (10) years of service shall immediately become vested 100 percent.

(c)
For other reasons:  Shares which are vested as of the date of termination of employment may be purchased until the earlier of:  (i) the expiration date of this option; or (ii) the end of the one hundred eightieth (180th) day following the date of termination of employment (except in the case of termination for cause, in which case, no additional exercise period shall be permitted beyond the date of termination).  Shares which are not vested as of the date of employment termination shall immediately terminate, and shall be forfeited to the Corporation.

9.	Change in Control: In the event of a Change in Control, all Shares under this option shall become immediately vested 100 percent, and shall remain exercisable for their entire term.

Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing below, and returning the original signed Agreement to me.  Please make a copy of this Agreement for your files.

Refer any questions you may have regarding your stock options or exercising stock options to the Vice President, Member and Community Relations.

«Date»

Once again, congratulations on the receipt of your stock option award.

Sincerely,

«First» «Last»
«Title1»
Enc.

HNI Corporation 2007 Stock-Based Compensation Plan

Agreement to Participate

By signing a copy of this Agreement and returning it to the Corporation, I acknowledge that I have read this Agreement and the Plan, and that I fully understand all of my rights thereunder, as well as all of the terms and conditions which may limit my eligibility to exercise this option.

«First» «Last»	Date